Biovest Reports on Regulatory Strategy for Personalized Cancer

Vaccine Targeting Non-Hodgkin’s Lymphoma

TAMPA, FL and MINNEAPOLIS, MN – October 6, 2011 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that it has started the process to conduct clinical pre-filing discussions with various regulatory agencies including Health Canada, the U.S. Food & Drug Administration (FDA) and the European Medicines Agency (EMA). The first agency meeting is confirmed and on the calendar with other meetings expected to follow. The meetings will focus on the Company’s plans to seek regulatory approval for BiovaxID®, Biovest’s personalized cancer vaccine initially targeting follicular lymphoma, and will help determine the next steps and requirements in the process. The Company expects to discuss various regulatory approaches to facilitate the submission of marketing applications at the earliest possible date.

Anticipated Regulatory Milestones:

•	Request Pre-filing Meetings with Health Canada, FDA and EMA (4Q 2011)
•	First regulatory meeting request has been submitted and is scheduled to occur prior to year-end.
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The regulatory meetings will be based on formal briefing packets submitted pre-meeting, setting forth the comprehensive body of clinical data available from the Company’s controlled, randomized Phase III study for the treatment of follicular lymphoma; the Phase II study for the treatment of follicular lymphoma; and the Phase II study for the treatment of mantle cell lymphoma.

•	Conduct Pre-filing Clinical Meetings with Health Canada, FDA and EMA (Q4 2011 & 1H 2012)
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These clinical meetings represent each agency’s first full regulatory review of the body of BiovaxID clinical data from the three clinical trials which collectively were conducted over approximately fifteen years. It is anticipated that the meetings will: cover the clinical data review; discuss the Company’s desire to seek regulatory approvals based on the available data; and secure each agency’s respective feedback and guidance regarding the potential next steps or requirements to filing applications seeking approval.

To further discuss this strategy, Biovest is scheduled to present this morning at the MD Becker Partners Cancer Immunotherapy Conference at the New York Academy of Medicine at 9:00 a.m. EDT, and the presentation will be webcast with the live and archived versions of the broadcast available at the Media Center on Biovest’s corporate website at http://www.Biovest.com.

Biovest’s President, Mr. Samuel S. Duffey, stated, “As a highly-personalized active immunotherapeutic, BiovaxID does not induce immunosuppression, and spares patients from the serious potential side effects related to extended immunosuppression or radiation exposure. BiovaxID represents a potentially novel option for consolidation therapy that in our Phase 3 clinical trial was demonstrated to be safe and effective in treated patients. Utilizing a protein present only on cancerous B-cells, the effectiveness of BiovaxID is unlikely to be compromised when tumor cells become resistant to, or escape from existing therapies. Because of its mode of action, safety, efficacy and targeted nature, BiovaxID may indeed be a nearly ideal consolidation agent for follicular lymphoma. We anticipate that these upcoming pre-filing clinical meetings will prelude additional manufacturing (CMC) meetings with the respective agencies. We look forward to each agency’s collective feedback, as their input and guidance will be critical to our regulatory strategy.”

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.